Exhibit 99.1

February 10, 2021

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today, and our strategy for driving growth, competitive differentiation and financial returns. We’ll also bring you up to date on some recent developments, including the spin-off plan we announced in December. And we’ll give you an overview of our strong fourth quarter 2020 financial performance, which reflected our dramatic rebound from the impacts of COVID-19.

XPO is one of the largest providers of supply chain services in the world, with over $16 billion in 2020 revenue and an integrated network of people, technology and physical assets in 30 countries. We use our network to help over 50,000 customers operate their supply chains most efficiently.

Our company has two reporting segments: transportation and logistics, each with leadership positions and growth prospects. In our transportation segment, we’re a top three less-than-truckload (LTL) provider in North America and the second largest freight brokerage provider globally. In our logistics segment, we’re the second largest contract logistics provider worldwide. Approximately 62% of our 2020 revenue came from our transportation segment, and the remaining 38% came from our logistics segment. Within each segment, we’re positioned to capitalize on fast-growing areas of demand.

Our markets are highly diversified. The customers we serve span every major industry and touch every part of the economy. Our revenue comes from a mix of key verticals, such as retail and e-commerce, food and beverage, consumer packaged goods, technology and industrial.

In 2020, about 58% of our revenue was derived from the US, 13% from the UK and 11% from France. Of the balance, Spain was the next largest at 6% of revenue. In total, we had 1,523 locations and over 100,000 employees at year-end 2020; our January 2021 acquisition of the majority of Kuehne + Nagel’s contract logistics operations in the UK and Ireland increased our location count to 1,629. We welcomed approximately 6,000 new employees in the acquisition, as well as many blue-chip customers in three strategic verticals: tech and e-commerce, food service and beverages.

In December, we made an exciting announcement that we plan to pursue a spin-off of our logistics segment as a separate publicly traded company. If the transaction is completed as planned, it will create two, pure-play industry leaders: the spun-off company will be the second largest contract logistics provider in the world, and the remaining company will be a global provider of less-than-truckload and truck brokerage transportation services. The transaction is subject to various conditions, and it may or may not occur, or its terms or timing may be different than originally planned.

Investor Highlights

These are the key factors driving our growth and returns companywide:

•	We’re a global leader in logistics and truck brokerage, and a North American leader in less-than-truckload (LTL) transportation, with outsized exposure in verticals that have a history of enduring demand.

•	We have numerous opportunities for top-line growth, including organic growth through innovation and share gains through M&A.

•	We’re strongly positioned to benefit from the industry’s predominant tailwinds —
e-commerce and omnichannel retail, the shift toward supply chain outsourcing and fast-growing customer demand for digital capabilities — due to our scale, density, expertise and technology.

•	Our rapid pace of innovation differentiates our services and makes the most of the talent and assets within our organization.

•	Our scale gives us significant operating leverage, purchasing power, the capacity to innovate and the ability to serve large customers.

•	We’re nimble allocators of capital, with a disciplined focus on returns and an enviable record of creating substantial shareholder value.

•	We serve customers in different verticals with diverse economic cycles, and the majority of our revenue is generated under long-term contracts, making our performance more resilient in economic cycles.

•	Our business model is optimized for free cash flow generation in all parts of the cycle; about 70% of our revenue is asset-light, with low maintenance capex.

•	Our secret sauce has always been the world-class people we attract to XPO — not just our 35 most senior executives, but also the 2,500 professionals at the next level with blue-chip industry experience.

•	We’re executing on 10 profit initiatives that are all self-driven and largely independent of the macro. In total, these initiatives represent a potential $700 million to $1 billion profit improvement run rate in 2023.

We’re pleased with the progress we made on our profit improvement initiatives in 2020. For example, our technology helped increase the profitability of our truck brokerage business and improved the key pricing and productivity measures in our LTL business. In our logistics warehouses, our productivity analytics are helping us offset the higher cost of labor by making optimal use of workforce hours.

Technology Overview

One of the ways in which we strengthen our relationships with customers is by empowering our employees to deliver superior service through our technology. Our industry is evolving, and customers want to de-risk their supply chains through robust visibility and digitization. We’re already well-positioned to provide this value to customers, because we prioritized visibility, control and automation early in our technological development.

We’ve built a highly scalable platform on the cloud that speeds the deployment of new ways to increase efficiency, control costs and leverage our footprint. We can deploy innovations across multiple geographies in a relatively short time, and also take an innovation developed for one of our services and apply it to other services to differentiate the value we offer. This agility gives our larger accounts an added incentive to use us for multiple solutions.

We believe that our investment in technology is among the highest in our industry at an annual average of about $500 million. In 2020, we renewed our partnership with the Massachusetts Institute of Technology’s Industrial Liaison Program — XPO is the first global logistics company to collaborate on industry innovation with the top minds and research facilities at MIT.

The supply chain industry is wide open for disruptive thinking, and we’re committed to driving positive change. The most significant impacts of our technology to date are in these areas:

XPO Smart™

XPO Smart™ is our proprietary suite of intelligent tools and analytics that self-adjusts site by site to drive productivity across our operations. It incorporates dynamic data science, predictive analytics and machine learning to aid our managers in decision-making. We use XPO Smart™ to improve our labor and inventory management in a safe, disciplined and cost-effective manner.

Our XPO Smart™ tools were implemented in all of our LTL dock operations, 85% of our North American logistics sites and 50% of our European logistics sites as of year-end 2020, with further roll-outs underway. We expect to see a significant increase in productivity from these implementations as we fully utilize XPO Smart™ in our operations.

Intelligent warehouse automation

Intelligent warehouse automation is a priority for our logistics segment. This includes autonomous robots and collaborative robots (cobots), automated sortation systems, automated guided vehicles, goods-to-person systems and wearable smart devices. We integrate these technologies into our operations and control them in-house with our proprietary warehouse management system.

Advanced automation, robotics and autonomous goods-to-person systems are particularly effective in delivering critical improvements in speed, accuracy and productivity. Importantly, automation also enhances safety and the overall quality of employment.

In mid-2020, we opened a fully automated Digital Distribution Warehouse of the Future in the UK, which we co-developed with Nestlé, the world’s largest food and beverage company. This distribution center has the capacity to process more than a million pallets per year — the highest throughput of any facility in Nestlé’s global network. Our European innovation lab is based on the premises, where it functions as both a think tank and a launch pad, with the ability to test new technologies under real-life operating conditions.

XPO Connect™

XPO Connect™ is our proprietary digital freight marketplace; it encompasses our core Freight Optimizer system, shipper interface, pricing engine, carrier interface and our carrier mobile app, called Drive XPO™. This fully automated, self-learning digital platform gives us a scalable framework to continually improve our service, capture share and reduce costs.

XPO Connect™ connects shippers with freight carriers, both virtually and through our transportation operations. We give shippers access to our transportation network and market data, while carriers transact to secure loads through the mobile app. We have more than 75,000 truck carriers registered on XPO Connect™ and over 300,000 driver downloads of the app.

LTL optimization

In LTL, our technology focuses on optimizing the main components of the service we provide: linehaul, pickup-and-delivery and pricing. Our North American LTL linehaul network moves freight approximately 2.3 million miles a day on average, with approximately 15% of that volume traveling direct.

With intelligent route-building, we can reduce empty miles in our linehaul network, improve load factor and mitigate cargo damage. Our proprietary bypass models assimilate massive amounts of data to arrive at recommendations based on volume and density, taking freight dimensions into account to identify gaps in trailer utilization.

Other areas of LTL that are ripe for optimization include routing for pickups and deliveries, pricing management, trailer utilization, exception management and dock productivity.

Company Overview

We created XPO in 2011 to provide exceptional value for our customers while generating meaningful returns for our shareholders. The supply chain industry has strong fundamentals for value creation: it’s vast, growing, fragmented and ripe for innovation, with underpenetrated sectors.

Supply chains are unique by nature. Each one is a network spanning every step a company must take to move its goods from the origin to the end-user. Our customers typically have supply chains that include vendors, manufacturers, labor, assets, technologies, data and other resources. There are secular industry trends in our favor, including the acceleration of e-commerce. Certain services, like truck brokerage, are getting an added tailwind from automation, and outsourcing overall got a boost from the heightened attention on de-risking supply chains spurred by the pandemic.

Our service offering is asset-light overall, with assets accounting for less than a third of revenue. In 2020, our net capex was 2% of revenue — a notably lower percentage than asset-intensive competitor groups in our industry, such as less-than-truckload, truckload, parcel and rail carriers. The assets we do own or lease are critical components of the customer services we provide, such as 890 logistics facilities, 552 cross-docks and approximately 15,000 tractors and 39,000 trailers.

We market our service offerings using a two-pronged sales strategy: earn a greater share of wallet with our existing customer base and further penetrate high-growth verticals where our expertise and track record give us an advantage.

Over the past three years, we deepened our bench strength of senior-level sales talent in transportation and logistics in both North America and Europe and beefed up our North American LTL sales organization, including sales support personnel. We also invested in new training and analytics.

The distinct nature of our segments gives us entry to many different types of customers. Where commonalities exist, we share knowledge across our service range with an emphasis on best practices in customer service, safety, training, operational excellence and human resources.

Overview of Logistics Operations

XPO is at the forefront of a $130 billion logistics industry in North America and Europe combined. Our footprint stands at approximately 212 million square feet (20 million square meters) of warehouse space — this makes us attractive to multinational customers, as does our vertical expertise, technology and sophisticated engineering capabilities.

Within our global logistics segment, which we sometimes refer to as supply chain, we’ve identified six key drivers of value creation. They are:

•	Our strong positioning with blue-chip customers who require bespoke solutions;

•	Significant advantages of scale in serving e-commerce and omnichannel retail demand, including the largest outsourced e-fulfillment platform in Europe and expansive capabilities for e-fulfillment and returns management in North America;

•	Our proprietary technology, such as XPO Smart™ and our warehouse management platform, which facilitates agility, visibility, speed, accuracy and control;

•	Our XPO Direct™ network — a unique, shared-space distribution solution that gives customers a fluid way to position inventory close to target populations, reducing fixed costs and transit times;

•	A large opportunity to grow share in established specializations where we have a longstanding presence and prominent customers; and

•	Significant levers for profitable growth and strong free cash flow, with a long runway for margin expansion.

Our logistics segment provides order fulfillment and other distribution services differentiated by our ability to deliver technology-enabled, customized solutions. Our logistics customers include many preeminent companies with long-tenured relationships with XPO, and they frequently expand the scope and scale of the services we provide to them.

Our logistics customers primarily operate in industries with high-growth outsourcing opportunities, including e-commerce and retail, food and beverage, consumer packaged goods, technology, aerospace, telecommunications, industrial and manufacturing, chemicals, agribusiness, life sciences and healthcare. These are all verticals where we have significant expertise and we understand the specific requirements, such as special handling, complex stock-keeping, time-assured deliveries and surge management.

The e-commerce sector, in particular, continues to show strong, secular growth. Many of our e-commerce facilities also manage merchandise returns, known as reverse logistics. Before COVID-19, e-commerce was already growing globally at a double-digit rate, and that growth has accelerated as more consumers opt to purchase goods online. This level of growth makes it difficult for many companies to handle fulfillment and returns in-house while providing high levels of service. We provide solutions for pure-play e-commerce companies, omnichannel retailers and manufacturers with aftermarket distribution channels, including the merchandise returns that have become a significant byproduct of order fulfillment.

One of the most highly valued services across multiple customer verticals is reverse logistics. Depending on the merchandise being returned, this fast-growing area of logistics can include inspection, testing, repackaging, refurbishment, resale or product disposal, as well as refunding and warranty management. Reverse logistics services have become mission-critical for companies with consumer end-markets, as shoppers increasingly “test-drive” the merchandise they buy online.

Logistics processes are ripe for transformation through technology. Order fulfillment times are compressing, most notably in the direct-to-consumer space. The most cost-effective way to meet the majority of customer expectations is through advanced automation and intelligent machines — robots and cobots, automated sortation systems, automated guided vehicles and goods-to-person systems, which bring inventory to workers for order fulfillment. In 2019, we integrated collaborative robotics and goods-to-person systems in a number of our warehouses to support our employees and improve efficiency; this substantially increased throughput in 2020.

We’ve found that autonomous goods-to-person systems can improve productivity by 4-6x. Cobots, which assist workers with the inventory picking process, have a 2x benefit to productivity on average. Stationary robot arms can repeat demanding tasks with precision 3x faster than would be possible manually. Robotics are particularly valuable in tight labor markets where wage inflation and labor shortages can erode customer margins.

We’ve also developed analytics that predict future surges in demand based on data histories and forecasted customer spend. About 15% to 35% of consumer goods bought online are returned, based on the product category, and this creates reverse peaks at certain times of year. We’ve been able to shave several days off the reverse process through automation, which accelerates a customer’s ability to return goods to retail for sale.

In addition to our investments in automation and analytics, we’ve differentiated XPO from other logistics providers through our ability to create a synchronized warehouse environment across automation solutions. Our proprietary warehouse management platform integrates robotics and other advanced automation into our operations with rigorous control, even when complex, third-party software is involved.

Our XPO Smart™ labor management tools help us offset the higher cost of labor in our facilities by making the optimal use of workforce hours. As logistics volumes pick up, our site managers are able make rapid adjustments to labor levels in real time. XPO Smart™ self-adjusts site by site to drive productivity across our logistics network.

XPO Direct™

XPO Direct™ is our shared-space distribution network for B2C and B2B customers in North America. This unique solution gives retailers, e-tailers and manufacturers a way to manage fulfillment using our scale, capacity and innovation without the need to add high-fixed-cost distribution centers. The model capitalizes on the strengths of our transportation and logistics segments in combination. Our technology links our facilities, which serve as strategically located stockholding sites and cross-docks that can be utilized by multiple customers at the same time. Transportation needs are supported by our brokered, contracted and owned capacity.

XPO Direct™ gives customers the flexibility to reposition inventory within one-day and two-day ground delivery range of approximately 99% of the U.S. population as demand patterns change, and in close proximity to retail stores for inventory replenishment. This responds directly to increasing demand for shorter fulfillment times, and the service agility enhances brands. In addition, our customers have the advantage of cutting-edge technology for ease of doing business at both ends of distribution, and predictive analytics that help plan inventory flows.

Overview of Transportation Operations

Our other segment — transportation — derives the vast majority of its revenue and profit from less-than-truckload transportation, our largest transportation service line, and truck brokerage.

The company-specific drivers of growth and margin in our LTL business are:

•	Critical capacity and national lane density as the #3 LTL provider in North America, with a leading LTL network in Western Europe;

•	Opportunities to further improve profitability beyond the significant gains already made, by using our intelligent technology to optimize linehaul, pickup-and-delivery, pricing and variable labor spend; and

•	Over 30 years’ experience and deep relationships with customers and domestic, cross-border and international network partners.

The company-specific drivers of growth and margin in our truck brokerage business are:

•	Critical scale and capacity as the #3 brokerage provider globally, the #2 broker in North America, and the largest transportation company across the UK, France, Spain, Portugal and Morocco;

•	Opportunities to unlock incremental revenue and profit well beyond current levels through our XPO Connect™ digital marketplace, and capture high-margin opportunities with our pricing technology; and

•	The ability to deepen our long-tenured relationships with Tier 1 customers to grow wallet share, and leverage our track records in key verticals.

Less-Than-Truckload (LTL)

Our LTL operations in North America are asset-based. We provide customers with geographic density and day-definite regional, inter-regional and transcontinental LTL freight services with one of the industry’s largest fleets of tractors and trailers, professional drivers and national network of terminals. This includes cross-border US service to and from Mexico and Canada, as well as intra-Canada service. In 2020, our LTL operations in North America offered more than 75,000 next-day and two-day lanes.

We doubled EBITDA in North American LTL within four years of acquiring this business, and we’ve brought the operation a long way forward. In the fourth quarter, our operating ratio was 84.9% and the adjusted operating ratio was 83.0%. Excluding gains from sales of real estate, our LTL adjusted operating ratio improved 130 basis points year-over-year to 84.5% — the sixth straight year we’ve improved our fourth quarter adjusted operating ratio. We have a well-defined opportunity to grow our LTL EBITDA to at least $1 billion in 2022.

Our LTL team is laser-focused on on-time, damage-free performance. Using one of the industry’s most modern fleets, we deliver approximately 12.4 million shipments per year. We have over 20,000 LTL customers in North America alone, primarily local accounts, and we’re diversifying our base by selling LTL across more verticals.

Our linehaul network is how we move LTL freight across the country. We use intelligent route-building to increase linehaul fleet utilization, optimize load factor and limit cargo damage. To improve pickup-and-delivery performance, we developed routing and visualization tools that help our dispatchers leverage route density and reduce cost per stop. To optimize pricing, we use elasticity models to adjust for current lane conditions. And we use our XPO Smart™ labor management tools in our yard and dock operations to enhance productivity.

While each application of our technology delivers its own benefits, we also expect a strong synergistic effect on our LTL business as a whole. For example, when we optimize truck routes, this benefits asset utilization, driver utilization, customer service and yield, and should reduce our carbon footprint.

In Europe, our LTL offering utilizes a blend of operations that includes asset-based (XPO fleet) and asset-light (contracted carriers), supported by a network of terminals. We provide LTL services domestically in France, the UK, Spain and Portugal, and we offer multinational LTL distribution throughout Europe. This offering appeals to large customers with pan-European markets.

Truck Brokerage

Our truck brokerage operations are non-asset-based — we place shippers’ freight with qualified carriers, primarily trucking companies. Truck brokers have steadily penetrated the broader for-hire trucking industry over time, in part because of the reliable access to capacity brokers can provide and, more recently, digital access to truck capacity. We have a track record of generating revenue growth that outperforms US brokerage industry growth: from 2013 to 2019, our 16.3% revenue CAGR was about 770 basis points better than the industry.

Truck brokerage services are priced on either a spot market or contract basis for shippers. Customers offer loads to us via electronic data interchange, email, telephone and our XPO Connect™ platform on a daily basis; we collect payments from our customers and pay carriers for transporting the loads. We report the results of our truck brokerage operations as part of our freight brokerage services, which include ancillary, asset-light services for expedite, intermodal and drayage.

Our truck brokerage capabilities are differentiated by scale, expertise and the critical advantages of our technology. As of December 31, 2020, we had approximately 75,000 independent carriers in our global brokerage network, giving us access to more than a million trucks. Our operating model allows us to reduce our costs when demand is soft and flex our resources to find trucks as demand returns.

XPO Connect™ is continually improving our brokerage service through automation, making us more productive and differentiating our service to customers. Our digital platform has become one of the most rapidly adopted technologies in the brokerage industry, and the tremendous potential of future applications establishes XPO Connect™ as a powerful growth level.

Our transportation segment also includes an asset-light last mile logistics service for the home delivery of heavy goods — a sector that benefits from the rapid growth of e-commerce and omnichannel retail. XPO is the largest provider of last mile logistics for heavy goods in North America, with a growing last mile presence in Europe.

Additionally, we may assist customers with other supply chain needs, such as urgent shipping or intermodal freight movements, or customers may outsource the management of their freight transportation to us. As of December 31, 2020, we had approximately 10,000 independent contractors under contract to provide ancillary services to our customers.

A Culture with Purpose

In conveying our strengths, we believe that equal weight should be given to the human face of XPO. Our company employs over 100,000 extraordinary individuals who have great insights about our customers and our business. Our foremost priority — to keep our people safe — took on new dimensions in the COVID-19 pandemic. We acted quickly and implemented numerous measures to ensure the physical, mental and financial well-being of our employees.

Our culture is about being respectful, entrepreneurial, innovative and inclusive. It's about having compassion, being honest and respecting diverse points of view, while operating as a team. We also foster emotional safety at work, with robust ethical guidelines that clearly define prohibited behavior, such as harassment, dishonesty, discrimination, workplace violence, bullying, conflicts of interest, insider trading and human trafficking.

In 2020, we created the role of chief diversity officer, and we routinely reinforce the importance of diversity in our culture through open-door management, the XPO University training curriculum, our Workplace virtual community and equal opportunity hiring policies. We also support diverse causes important to our employees, such as Soles4Souls, Girls With Impact, Workfit programs for differently-abled people and the Susan G. Komen Foundation’s fight against breast cancer. We’re proud to be the official transportation partner for the 2021 Susan G. Komen 3-Day Walks®.

Our Pregnancy Care Policy is a gold standard not just for our industry, but for any industry. Any employee of XPO, female or male, who becomes a new parent through birth or adoption can qualify for six weeks of 100% paid leave as the infant's primary caregiver, or two weeks paid leave as the secondary caregiver. In addition, a woman receives up to 20 days of 100% paid prenatal leave for health and wellness and other preparations for her child's arrival.

Our female employees can request pregnancy accommodations without fear of discrimination. This includes "automatic yes" accommodations, such as changes to work schedules and the timing or frequency of breaks, or assistance with certain tasks. More extensive accommodations are easily determined with input from a doctor. Furthermore, we guarantee that a woman will continue to be paid her regular base wage rate while her pregnancy accommodations are in effect, even if her duties need to be adjusted, and she will remain eligible for wage increases while receiving alternate work arrangements.

We’ve also partnered with a leading healthcare network for women and families to offer supplemental health services from over 1,400 practitioners in 20 specialties via a virtual clinic. In total, more than 30 quality benefits are available to XPO women and families in the US. These include fertility services, prenatal and postpartum care, paid family bonding and a return-to-work program.

Environmental Sustainability

Environmental sustainability is a significant priority for us. In the US, XPO has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for five consecutive years. In France, we’ve renewed our commitment to the CO2 Charter for another three years. In Spain, all of our sites meet LEED energy certification standards for 100% consumption of renewable energy.

In our logistics segment, a number of our warehouse facilities are ISO 14001-certified, which ensures environmental and other regulatory compliances. The groundbreaking logistics site we created with Nestlé is operating with environmentally friendly ammonia refrigeration systems, energy-saving lighting, air-source heat pumps for administration areas and rainwater harvesting.

We monitor fuel emissions from forklifts, with protocols in place to take immediate corrective action if needed. Our packaging engineers ensure that the optimal carton size is used for each product slated for distribution, and when feasible, we purchase recycled packaging. As a byproduct of managing returned merchandise, we recycle millions of electronic components and batteries each year.

In our transportation segment, we’ve made substantial investments in fuel-efficient Freightliner Cascadia tractors in North America; these use EPA 2013-compliant and Greenhouse Gas 2014-compliant selective catalytic reduction (SCR) technology. Our North American LTL locations have energy-saving policies in place and are implementing a phased upgrade to LED lighting.

Our modern road fleet in Europe is 98% compliant with Euro V, EEV and Euro VI standards. We also own a large fleet of natural gas trucks operating in France, the UK, Spain and Portugal, and in 2020 we invested in 80 new tractors that use liquified natural gas (LNG). This increased our alternative-fuel road fleet in France to more than 250 LNG vehicles. In Spain, we own government-approved mega-trucks to transport freight with fewer trips, and our last mile operations in Europe use electric vehicles for deliveries in certain urban areas, reducing those emissions to zero.

The development of our culture will continue to be a steady march forward, as it has since our founding in 2011. Our Sustainability Report provides details of our global progress in key areas, including safety, employee engagement, diversity and inclusion, ethics and compliance, environmental protection and governance. The latest report can be downloaded from https://sustainability.xpo.com.

Fourth Quarter 2020 Financial Highlights1

In the fourth quarter, our revenue, earnings and free cash flow were all much better than expected. The investments we made in our people and technology in 2020 helped us accelerate our top line, and we generated the highest revenue of any quarter in our history.

The rapid growth of e-commerce continued to be a major driver of our logistics revenue in both North America and Europe. In our transportation segment, we reported our best fourth quarter adjusted operating ratio yet. Within transportation, we delivered an outstanding performance in truck brokerage, with notable improvements in volumes, productivity and profitability.

1 Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation

Financial highlights for the quarter are:

•	$4.67 billion of revenue

•	$228 million of operating income

•	$93 million of net income[2]

•	$0.91 diluted earnings per share

•	$121 million of adjusted net income[2]

•	$1.19 adjusted diluted earnings per share[3]

•	$449 million of adjusted EBITDA

•	$193 million of cash flow from operations

•	$91 million of free cash flow

2021 Guidance

The company issued the following full-year 2021 targets:

•	Adjusted EBITDA of $1.725 billion to $1.8 billion, an increase of 24% to 29% year-over-year;

•	Depreciation and amortization of $780 million to $800 million;

•	Interest expense of $275 million to $285 million;

•	Effective tax rate of 24% to 26%; and

•	*Adjusted diluted EPS of $5.10 to $5.85[4].

With respect to 2021 cash flows, the company issued the following targets:

•	Gross capital expenditures of $625 million to $675 million;

•	Net capital expenditures of $475 million to $525 million; and

•	Free cash flow of $600 million to $700 million.

* We will present adjusted net income and adjusted diluted EPS excluding the amortization of acquisition-related intangible assets, starting with 2021 reporting.

2021 guidance excludes impacts associated with our planned spin-off of the logistics segment; and assumes 113 million diluted shares outstanding.

In January 2021, we redeemed $1.2 billion of Senior Notes due 2022, using available cash, at a price of 100% of the principal amount plus accrued and unpaid interest.

 ___________________________

2 Net income attributable to common shareholders

3 Includes acquisition-related intangible asset amortization of $0.25 per diluted share

4 Excludes amortization of acquisition-related intangible assets estimated to be $145 million in 2021

Liquidity Position

On December 31, 2020, we had access to approximately $3.1 billion of total liquidity, including $2.1 billion of cash and cash equivalents and $1.0 billion of available borrowing capacity. The company has no significant debt maturing until mid-2023.

Strong Momentum Going Forward

We’re continuing to execute our growth strategy by running the business efficiently and profitably, while remaining responsive to changes in our operating environment. This disciplined focus is a major reason why nearly 70% of Fortune 100 companies rely on our services.

When we receive awards for excellence from world-class companies, such as Boeing, Corteva, Diebold, Dow, Ford, GM, Nissan, Nordstrom, Owens Corning, Raytheon, The Home Depot and Whirlpool, we know we’re doing our job.

Our contract with the Tour de France as its official transportation partner has been extended through 2024. Last year was the 40th consecutive year we partnered with the Tour, and we took great pride in supporting the competitors on the world stage — particularly given the intense COVID-19 precautions that allowed the event to go forward safely.

In 2016, we made the Fortune 500 list for the first time, and one year later, XPO was named the fastest-growing transportation company on the list. In 2018, Fortune named us to their Fortune Future 50 list, and in 2019, the Financial Times honored us as a European Diversity Leader. Gartner has ranked us as a Magic Quadrant 3PL leader for four consecutive years. We were named a Winning “W” Company by 2020 Women on Boards for the gender diversity of our board of directors.

In Italy, we were awarded Logistics Company of the Year for innovation three years in a row. Logistics Manager named us 3PL of the Year. And in the UK, we were voted one of Glassdoor’s top three Best Places to Work. Forbes ranked us as the top-performing US company on the Global 2000 and one of the best employers in the US and Spain. We thank our employees for creating the culture that has led to these recognitions.

This month, Fortune named XPO one of the World's Most Admired Companies for the fourth straight year. Two other recognitions that speak to our culture are our ranking by Newsweek in the top 100 of America's Most Responsible Companies, and by Statista as one of the most socially responsible companies in France. Both the Netherlands and France ranked XPO in the top three 3PLs in their respective countries.

Now we have the industry’s biggest tailwinds at our back in 2021. Our full-year guidance this year is for $1.725 to $1.8 billion of adjusted EBITDA, which represents 24% to 29% growth year-over-year. We expect to achieve a similar level of growth in each of our segments of transportation and logistics.

We’re making good progress on the planned spin-off of our logistics segment. We’ve named a world-class top management team from our own ranks and we’re excited about the additional talent we’re recruiting. We’re targeting an investment grade rating.

We remain confident that the spin-off, if completed as planned, will enhance the growth prospects of both companies. Each will have greater flexibility to tailor strategic decision-making and capital allocations to their end-markets, with the benefit of strong positioning as customer-focused innovators. We believe that the planned spin-off is an effective way to unlock significant value for our customers, employees and shareholders.

There are a lot of reasons to feel bullish about 2021, and we’re off to a strong start.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to the accompanying slide presentation.

XPO’s non-GAAP financial measures used in this document include: earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted EBITDA margin for the three and twelve-month periods ended December 31, 2020 and 2019 on a consolidated basis; EBITDA, adjusted EBITDA and adjusted EBITDA excluding truckload and adjusted EBITDA for our North American less-than-truckload business for the twelve-month periods ended December 31, 2020, 2019, 2018, 2017, 2016 and 2015; free cash flow for the three and twelve-month periods ended December 31, 2020 and 2019, and the twelve-month periods ended December 31, 2020, 2019, 2018, 2017, 2016 and 2015; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”) for the three and twelve-month periods ended December 31, 2020 and 2019; adjusted operating income and adjusted operating ratio for our North American less-than-truckload business for the three and twelve-month periods ended December 31, 2020, 2019, 2018, 2017, 2016 and 2015.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction and integration, as well as restructuring costs and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's and each business segment's ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as adjusted net cash provided by operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment, with adjusted net cash provided by operating activities defined as net cash provided by operating activities plus cash collected on deferred purchase price receivables. We believe that EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted EBITDA excluding truckload improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improves the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables.

With respect to our full year 2021 financial targets for adjusted EBITDA, adjusted diluted EPS and free cash flow, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our future growth prospects for EBITDA in our North American less-than-truckload business, our company's potential profit growth opportunity, our company’s full year 2021 financial targets for adjusted EBITDA, depreciation and amortization, interest expense, effective tax rate, adjusted diluted EPS, gross capital expenditures, net capital expenditures and free cash flow, as well as our company’s planned spin-off of its logistics segment and its plan to pursue an investment-grade credit rating. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target," "trajectory" or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers' demands; our ability to implement our cost and revenue initiatives; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the potential timing and expected benefits of the proposed spin-off of our logistics segment, including final approval for the proposed spin-off and the risk that the spin-off may not be completed on the terms or timeline currently contemplated, if at all; the impact of the proposed spin-off on the size and business diversity of our company; the ability of the proposed spin-off to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; and governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom's exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.